Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/26/2019	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS SECOND QUARTER 2019 RESULTS
CHICAGO, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2019.
“With the strong results we achieved in the second quarter, we have now experienced 16 consecutive quarters of positive global comparable sales," said McDonald's President and Chief Executive Officer Steve Easterbrook. "By putting our customers at the centre of all our efforts to run great restaurants, enhance the customer experience and provide delicious menu offerings, we will continue to successfully execute our Velocity Growth Plan."
Second quarter highlights:

•	Global comparable sales increased 6.5%, reflecting strong comparable sales across all segments.

•	Consolidated revenues were flat with the prior year (increased 3% in constant currencies), reflecting strong comparable sales, partly offset by the impact of refranchising.

•	Systemwide sales increased 8% in constant currencies.

•	Consolidated operating income increased 1% (4% in constant currencies).

•
Diluted earnings per share of $1.97 increased 4% (7% in constant currencies), including $0.08 per share of strategic charges. Excluding these current year charges as well as the prior year strategic restructuring charges of $0.09 per share, diluted earnings per share was $2.05 for the quarter, an increase of 3% (7% in constant currencies).

•	The Company returned $2.0 billion to shareholders through share repurchases and dividends.
In the U.S., second quarter comparable sales increased 5.7%, reflecting successful national and local deal offerings, including the 2 for $5 Mix and Match deal, the continued positive impact from our Experience of the Future deployment, and strength in our core menu items. Operating income for the quarter increased 5% as a result of the comparison to the strategic restructuring charge in the prior year. Excluding this charge, operating income decreased 3%, reflecting lower gains on sales of restaurant businesses, partly offset by higher franchised margin dollars.
In the International Operated segment, second quarter comparable sales increased 6.6%, reflecting positive results across all markets, primarily driven by the U.K., France and Germany. The segment's operating income increased 3% (8% in constant currencies), primarily due to sales-driven improvements in franchised margin dollars.
In the International Developmental Licensed segment, second quarter comparable sales increased 7.9%, reflecting strong sales performance across all geographic regions.
Steve Easterbrook concluded, "By engaging our guests on their terms, whether it's through delivery, an enhanced dining experience at one of our Experience of the Future restaurants, or through our evolving digital offerings, we're becoming a better McDonald's. We will continue to focus on our customers with innovative solutions to further elevate the guest experience and drive growth.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
Quarters Ended June 30,	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2019	2018	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,341.3	$5,353.9	0%	3%	$10,296.9	$10,492.8	(2)%	2%
Operating income	2,273.9	2,262.3	1	4	4,367.9	4,405.4	(1)	4
Net income	1,516.9	1,496.3	1	5	2,845.3	2,871.7	(1)	3
Earnings per share-diluted	$1.97	$1.90	4%	7%	$3.69	$3.62	2%	6%

Results for the quarter and six months in constant currencies reflected stronger operating performance primarily due to an increase in sales-driven franchised margin dollars, partly offset by lower gains on sales of restaurant businesses, mostly in the U.S.
Results for the quarter 2019 included $78 million of pre-tax strategic charges, or $0.08 per share, primarily related to impairment associated with the purchase of our joint venture partner's interest in the India Delhi market, partly offset by gains on the sales of property at the former Corporate headquarters. Results for the second quarter 2018 reflected $92 million of pre-tax strategic restructuring charges, or $0.09 per share. The six months 2018 also included $52 million, or $0.07 per share, of additional income tax costs associated with adjustments to the provisional amounts recorded in December 2017 under the Tax Cuts and Jobs Act of 2017 ("Tax Act").
Excluding the above items, net income for the quarter increased 1% (4% in constant currencies) and diluted earnings per share was $2.05, an increase of 3% (7% in constant currencies), and for the six months net income decreased 3% (increased 1% in constant currencies) and diluted earnings per share was $3.77, relatively flat with the prior year (increased 4% in constant currencies).
The six months 2019 also included $47 million of additional income tax costs due to regulations issued in January 2019 related to the Tax Act.
Foreign currency translation had a negative impact of $0.07 and $0.16 on diluted earnings per share for the quarter and six months, respectively.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently, only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as income tax provision adjustments related to the Tax Act, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2019.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on July 26, 2019. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on July 26, 2019. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,400.4	$2,594.9	$(194.5)	(7)%
Revenues from franchised restaurants	2,940.9	2,759.0	181.9	7

TOTAL REVENUES	5,341.3	5,353.9	(12.6)	0

Operating costs and expenses
Company-operated restaurant expenses	1,967.1	2,130.5	(163.4)	(8)
Franchised restaurants-occupancy expenses	544.7	483.9	60.8	13
Selling, general & administrative expenses	533.1	542.1	(9.0)	(2)
Other operating (income) expense, net	22.5	(64.9)	87.4	n/m
Total operating costs and expenses	3,067.4	3,091.6	(24.2)	(1)

OPERATING INCOME	2,273.9	2,262.3	11.6	1

Interest expense	284.2	240.2	44.0	18
Nonoperating (income) expense, net	(18.1)	4.0	(22.1)	n/m

Income before provision for income taxes	2,007.8	2,018.1	(10.3)	(1)
Provision for income taxes	490.9	521.8	(30.9)	(6)

NET INCOME	$1,516.9	$1,496.3	$20.6	1%

EARNINGS PER SHARE-DILUTED	$1.97	$1.90	$0.07	4%

Weighted average shares outstanding-diluted	768.7	787.1	(18.4)	(2)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2019	2018	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,640.9	$5,130.5	$(489.6)	(10)%
Revenues from franchised restaurants	5,656.0	5,362.3	293.7	5

TOTAL REVENUES	10,296.9	10,492.8	(195.9)	(2)

Operating costs and expenses
Company-operated restaurant expenses	3,853.3	4,261.4	(408.1)	(10)
Franchised restaurants-occupancy expenses	1,077.8	964.2	113.6	12
Selling, general & administrative expenses	1,032.2	1,075.2	(43.0)	(4)
Other operating (income) expense, net	(34.3)	(213.4)	179.1	84
Total operating costs and expenses	5,929.0	6,087.4	(158.4)	(3)

OPERATING INCOME	4,367.9	4,405.4	(37.5)	(1)

Interest expense	558.3	477.0	81.3	17
Nonoperating (income) expense, net	(29.5)	22.4	(51.9)	n/m

Income before provision for income taxes	3,839.1	3,906.0	(66.9)	(2)
Provision for income taxes	993.8	1,034.3	(40.5)	(4)

NET INCOME	$2,845.3	$2,871.7	$(26.4)	(1)%

EARNINGS PER SHARE-DILUTED	$3.69	$3.62	$0.07	2%

Weighted average shares outstanding-diluted	770.2	793.0	(22.8)	(3)%
n/m Not meaningful